CUSIP No.	13G	Page 10 of 10 Pages

EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the Common Stock, $ 0.0001 par value, of Lifesciences Opportunities Incorporated and further agree to the filing of this agreement as an Exhibit thereto. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13G.

Date: March 10, 2008

ARK Venture Capital, Inc.

By:	/s/ Robert D. Keyser
Robert D. Keyser, President

/s/ Robert D. Keyser
Robert D. Keyser

/s/ Albert J. Poliak
Albert J. Poliak